Exhibit 99.1

GOLDFIELD ANNOUNCES STRONG SECOND QUARTER EARNINGS

MELBOURNE, Florida, August 13, 2012 - The Goldfield Corporation (NYSE MKT: GV) today announced strong earnings for the three and six months ended June 30, 2012. The Goldfield Corporation is a leading provider of electrical construction services headquartered in Florida with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States. Goldfield is also engaged, to a much lesser extent, in real estate development activities on the east coast of Florida.

Six Months Ended June 30, 2012

Revenue for the six months ended June 30, 2012 more than doubled, increasing to $36.2 million from $16.4 million in the comparable prior year period. This increase was attributable to higher electrical construction revenue. Because of improved results in the electrical construction segment, the Company’s operating income for the six months ended June 30, 2012 dramatically increased to $6.7 million from $79,000 in the same period in 2011.

Income from continuing operations before tax for the six months ended June 30, 2012, significantly increased to $6.7 million from $50,000 for the same period in 2011 as a result of our improvement in the electrical construction segment.

Net income for the six months ended June 30, 2012 increased to $5.1 million, or $0.20 per share, from $21,000, or $0.00 per share, in the comparable prior year period. These earnings included the reduction of our previously recognized deferred tax valuation allowance, which resulted in the recognition of a provision for federal income taxes during the current period.

For the six months ended June 30, 2012, the electrical construction segment’s operating results showed substantial improvement, with revenue increasing from $15.6 million to $35.6 million, and operating income increasing from $1.1 million to $8.1 million. Growth in this segment reflects a broad-based improvement across all areas of our electrical construction business, with particularly dramatic growth in Texas.

With no significant real estate projects under construction, results for the real estate segment remain relatively constant. For the six months ended June 30, 2012, the real estate segment had revenue of $639,000 and operating income of $48,000, compared to revenue of $776,000 and operating income of $156,000, respectively, for the like period in 2011.

Three Months Ended June 30, 2012

Revenue for the three months ended June 30, 2012, more than doubled to $18.5 million from $7.5 million in the comparable prior year period. The Company’s operating income for the three months ended June 30, 2012 jumped to $4.0 million, compared to $80,000 for the same period in 2011.

Income from continuing operations before tax for the three months ended June 30, 2012, increased to $4.0 million from $51,000 in the same three month period in 2011, also as a result of the improvement in our electrical construction segment.

Net income for the three months ended June 30, 2012 was $2.4 million, or $0.10 per share, compared to $32,000, or $0.00 per share, in the comparable prior year period. These earnings included the reduction of our previously recognized deferred tax valuation allowance, which resulted in the recognition of a provision for federal income taxes for the period.

For the three months ended June 30, 2012, the electrical construction segment’s operating results improved significantly with revenue increasing to $18.5 million from $7.5 million and operating income increasing to $4.8 million, from $797,000. The increase in revenue was also largely attributable to an increase in demand for our electrical construction services, particularly our transmission work, for the current three month period, when compared to the same period in 2011.

For the three month periods ended June 30, 2012 and 2011, the results of the real estate segment were not significant.

John H. Sottile, Goldfield’s President and Chief Executive Officer stated, “We are pleased with the continued broad-based growth of our electrical construction business. With our electrical construction backlog at June 30th reaching $60.3 million (compared to $3.4 million at this time last year), the prospects for this business remain brighter today than at any time in recent history.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved, to a much lesser extent, in real estate development activities on Florida’s east coast.

For additional information on our second quarter results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.

This press release includes forward-looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; and increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials, and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue
Electrical construction	$18,475,053	$7,460,544	$35,584,993	$15,615,074
Real estate development	5,700	9,900	639,300	775,772

Total revenue	18,480,753	7,470,444	36,224,293	16,390,846

Costs and expenses
Electrical construction	12,986,120	5,786,562	25,910,605	12,795,541
Real estate development	5,415	263	398,523	430,889
Selling, general and administrative	849,195	807,143	1,764,720	1,554,208
Depreciation	833,185	790,897	1,619,441	1,525,032
(Gain) loss on sale of assets	(186,694)	5,727	(197,259)	6,442

Total costs and expenses	14,487,221	7,390,592	29,496,030	16,312,112

Total operating income	3,993,532	79,852	6,728,263	78,734

Other (expenses) income, net
Interest income	5,321	6,052	11,325	12,686
Interest expense	(52,748)	(40,070)	(101,001)	(67,073)
Other income, net	11,485	4,862	20,552	25,245

Total other expenses, net	(35,942)	(29,156)	(69,124)	(29,142)

Income from continuing operations before income taxes	3,957,590	50,696	6,659,139	49,592

Income tax provision	1,517,379	19,737	1,568,611	29,893

Net Income	2,440,211	30,959	5,090,528	19,699

Gain from discontinued operations, net of tax provision of $0 in 2012 and 2011	—	992	—	992

Net income	$2,440,211	$31,951	$5,090,528	$20,691

Income per share of common stock - basic and diluted
Continuing operations	$0.10	$0.00	$0.20	$0.00
Discontinued operations	0.00	0.00	0.00	0.00

Net income	$0.10	$0.00	$0.20	$0.00

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$4,184,791	$3,319,824
Accounts receivable and accrued billings, net	9,673,720	8,991,109
Real estate inventory	380,581	346,829
Costs and estimated earnings in excess of billings on uncompleted contracts	3,363,062	946,525
Residential properties under construction	—	222,818
Prepaid expenses	1,506,770	399,458
Other current assets	2,291,551	188,033

Total current assets	21,400,475	14,414,596

Property, buildings and equipment, at cost, net	13,198,832	10,481,705
Notes receivable, less current portion	174,699	196,632
Deferred charges and other assets	2,461,002	1,518,004

Total assets	$37,235,008	$26,610,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$5,715,521	$3,639,919
Current portion of notes payable	2,791,429	1,791,429
Income taxes payable	1,626,631	—
Other current liabilities	207,864	934,714

Total current liabilities	10,341,445	6,366,062
Deferred income taxes	2,007,887	—
Other accrued liabilities	6,382	1,595
Notes payable, less current portion	4,456,566	4,911,080

Total liabilities	16,812,280	11,278,737

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	467,855	(4,622,673)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	20,422,728	15,332,200

Total liabilities and stockholders’ equity	$37,235,008	$26,610,937